UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)

SEC FILE NUMBER 333-137570

PROSPECTUS

October 12, 2006

NEWS OF CHINA INC

A DELAWARE CORPORATION

1,050,000 SHARES OF COMMON STOCK OF NEWS OF CHINA INC.

_________________________________

This prospectus relates to 1,050,000 shares of common stock of News of China Inc., a Delaware corporation, which may be resold by selling stockholders named in this prospectus. The selling stockholders may sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is October 12, 2006.

D/LVK/913627.1

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms “we”, “us”, “our”, “NFC”, and “News of China” mean News of China Inc., unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Our Business

Our principle business is to provide an initiative online financial media outlet for researching China-related stocks. This media outlet provides financial news and commentary, online video broadcasting, and other information for researching China-related stocks. China-related stocks refer to the stocks issued by companies whose main operations are located in China. We anticipate that the principal audience of this online financial media outlet will be managers and professionals working in North American financial institutions such as mutual funds, pension funds, hedge funds, and insurance companies. We are still in the development stage and we have not entered into any agreements to sell our products and services to any customers and have not yet generated any revenue.

To date, we have found over 330 China-related stocks, which are mainly listed on NYSE, AMEX, NASDAQ, OTCBB, Pink Sheets, TSX and TSX Venture stock markets. Due to the inefficiency of China’s capital market, more and more Chinese companies are seeking ways to go public in the United States and Canada to raise capital needed to cope with China’s fast growing economy. Stock exchanges in the United States and Canada have also expressed their interests in attracting more Chinese companies.

We have developed preliminarily the necessary software for this online media outlet. We have registered the domain name, “newsofchina.com”, and acquired web hosting capacity through an online web hosting service provider, DailyRazor Hosting, a division of Vecordia Corporation. We anticipate that our business revenue will be mainly from advertising fees and sponsor fees from China-related listed companies. However, none of these means of revenue generation has been tested. We have very limited industry experiences and there is no assurance our business will be able to attract substantial customers and generate meaningful revenue from any of these means.

Our Principal Offices

We are located at 1855 Talleyrand, Suite 203A, Brossard, Quebec, Canada, J4W 2Y9. Our telephone number is (514) 586-3165.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,050,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may sell their shares of our common stock at $0.10 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Please see the “Plan of Distribution” section at page 16 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 13,900,000 shares of our common stock issued and outstanding as at September 21, 2006.

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Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements from October 11, 2005 (Date of Inception) to June 30, 2006 including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis and Plan of Operation” beginning on page 24 of this prospectus.

For the period from October 11, 2005 (Date of Inception) to June 30, 2006
Net Loss for the Period	$ (10,414)
Loss Per Share - basic and diluted	-
As at June 30, 2006
Working Capital	$103,357
Total Assets	103,357
Weighted Average Number of Shares Outstanding	13,900,000
Deficit Accumulated During the Development Stage	(10,414)
Total Stockholders’ Equity	$ 95,871

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following material risks. You could lose all or part of your investment due to any of these material risks.

RISKS RELATED TO OUR COMPANY

We have only commenced our business operations in October, 2005 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, we may not achieve profitable operations and ultimately our business may fail.

We have a limited operating history. We are currently a development stage company and have developed preliminarily the necessary software for the planned online financial media outlet. Accordingly, we have a very limited operating history and we face all of the risks and uncertainties encountered by early-stage companies. Therefore, our prospects must be considered in light of the risks, expenses and difficulties associated with any start-up company. Due to our limited history, predictions of our future performance are very difficult.

As at June 30, 2006, we had an accumulated deficit of $10,414 since inception. We anticipate continuing to incur significant losses until, at the earliest; we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and marketing our services. There can be no assurance that we will ever operate profitably.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated August 1, 2006, our independent auditors stated that our financial statements for the period October 11, 2005 (Date of Inception) to June 30, 2006 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as we have never generated any revenue from operations. We anticipate that we will continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our lack of revenue and continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We have no customers and generate no revenues and have only limited marketing experience to develop customers.

We have not yet entered into any agreements to sell our online financial medial outlet services to any customers. We do not believe that we will generate significant revenues in the immediate future. We will not generate any meaningful revenues unless we successfully launch our online financial media outlet and we obtain contracts with a significant number of customers. There can be no assurance that we will ever be able to obtain contracts with a significant number of customers to generate meaningful revenues or achieve profitable operations.

We have only limited experience in developing and marketing online financial media services, and there is limited information available concerning the potential performance or market acceptance of our proposed services. There can be no assurance that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in commercialization of our services or that our efforts will result in successful commercialization.

We need substantial additional financing and a failure to obtain such required financing will inhibit our ability to grow or we may have to curtail or cease operations.

Our capital requirements relating to the developing and marketing of our services have been, and will continue to be, significant. We are dependent on the proceeds of future financing in order to continue in business and to develop and commercialize additional proposed services. We anticipate requiring approximately $2,000,000 to $2,500,000 in additional financing for our longer term growth. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations. In that case, you may lose your entire investment.

The continued growth of our business will require additional funding from time to time which would be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. Obtaining additional funding would be subject to a number of factors including market conditions, operational performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us.

The terms of any future financing may adversely affect your interest as stockholders.

If we require additional financing in the future, we may be required to incur indebtedness or issue equity securities, the terms of which may adversely affect your interests in our company. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon our liquidation. In addition, indebtedness may be under terms that make the operation of our business more difficult because the lender’s consent will be required before we take certain actions. Similarly the terms of any equity securities we issue may be senior in right of payment of dividends to your common stock and may contain superior rights and other rights as compared to your common stock. Further, any such issuance of equity securities may dilute your interest in our company, which may reduce the value of your investment.

We could lose our competitive advantages if we are not able to continuously develop superior services in our market niche and gain substantial market penetration quickly.

Our success and ability to compete depends, to a significant degree, on our ability to continuously develop superior services in our selected market niche of targeting and providing information on publicly reporting companies with business based in China and obtain substantial market penetration quickly. Our business model is vulnerable to duplication by competitors, especially competitors who are established in providing business and financial information of publicly reporting companies, who have superior financial and technological resources, industry experiences and marketing capacities. It is difficult to take, and we have not taken, any action to protect our business model in our selected market niche. If any of our competitor’s copies our business model or develops similar services independently, we would not be able to compete as effectively.

We may face regulatory difficulties for our services.

Development of such a media solution might be subject to regulations of various national, state, and provincial authorities in various jurisdictions. To comply with the regulations we may face a variety of bureaucratic difficulties that may likely add extra financial burden to our company.

The online media industry in China is subject to regulations of several Ministries and the State Agencies, including China Internet Network Information Center (CNNIC), The Ministry of Public Security of the People’s Republic of China, the Ministry of Information Industry of the People’s Republic of China, and Internet Society of China (ISC) etc. Although we are not required to obtain authorization from these Ministries and State Agencies, the accessibility of our planned online media might be blocked in China for political or other unpredictable reasons, which might affect our business activities in China substantially.

The uncertain legal environments in the People’s Republic of China and our industry may be vulnerable to local government agencies who has persistent bureaucratic power over customers, reporters and other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us, when we enter substantial agreement of manufacturing and marketing of our proposed services in China.

Our Certificate of Incorporation and Bylaws contain limitations on the liability of our directors and officers, which may discourage suits against directors and executive officers for breaches of fiduciary duties.

Our Certificate of Incorporation, as amended, and our Bylaws contain provisions limiting the liability of our directors for monetary damages to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages on an action brought by origin our right for breach of a director’s duties to us or to our stockholders except in certain limited circumstances. In addition, our Certificate of Incorporation, as amended, and our Bylaws contain provisions requiring us to indemnify our directors, officers, employees and agents serving at our request, against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in, or not opposed to our best interests. The Certificate of Incorporation and the Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for us. These provisions may reduce the likelihood of derivative litigation against directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise benefit our stockholders and directors and officers.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continual services of our senior management, including our President and Chief Executive Officer, Chenxi Shi, our Vice Presidents, Zibing Zhang and Zhenyu

Chen. As a startup company, currently none of the senior management team draws salaries from our company. We do not carry key person life insurance on any of our officers or employees. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability.

Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical, sales and marketing, customer support personnel. Competition for qualified personnel is intense in our industry. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future. Our inability to hire and retain qualified personnel or the loss of the services of our key personnel could have a material adverse effect upon our business, financial condition and results of operations.

Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval.

Our officers and directors and their affiliates in the aggregate, beneficially own approximately 90% of issued and outstanding shares of our common stock. As a result, they have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control the company, investors will not be able to replace our management if they disagree with the way our business is being run. Because control by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you would lose your investment.

We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

RISKS RELATING TO OUR BUSINESS

Our success depends upon the development of China’s and the world’s capital markets.

China is the one of the fastest growing economies in the world. China is now taking great efforts to develop its current capital market into a more effective one. The growth of China’s capital market might significantly reduce the necessity of Chinese companies to go public in the United States and Canada. Furthermore, Chinese companies also have the options to go public in other global capital markets such as those in Hong Kong and Singapore. The development of other global capital markets can also attract more companies to go public in those alternative stock markets. Moreover, Chinese regulators might limit the number and the ability of Chinese companies to go public in the United States and Canada. Because our online financial media outlet will focus on North American publicly reporting companies with business based in China, all these circumstances can have an adverse effect on our business.

We face competition from larger and stronger companies that have the resources to provide superior and less costly services.

The markets that we are entering are intensely competitive. We expect additional competition to come from the increasing number of new market entrants who can develop potentially competitive services. We will face competition from numerous sources, including, large established traditional and online media who have superior resources and industry experiences. Our potential competitors may succeed in developing services that are more effective or less costly (or both) than our services. Some of our potential competitors may be large, well-financed and established companies that have greater resources and, therefore, may be better able than us to compete for a share of the market.

Our business is to provide online financial information through our online financial media outlet for researching China-related stocks to North America financial institutions. To our best knowledge, there is no established online media focused on our selected market niche yet. However, we have to compete with a large number of traditional media providing similar or even superior services such as The Wall Street Journal, Times, Financial Times. Competition also comes from various financial online media such as finance.yahoo.com, Reuters.com, wallst.net etc. These traditional and online financial media have superior financial resources, industry experiences, market penetration and marketing capacity. Potential new entrants can copy our business model and compete with us in our selected market niche as well. Our competitive edge relies upon providing a one place financial media solution for researching China-related stocks listed in North American stock exchanges. Our Chinese cultural and language literacy and local connections in China enable us to provide information that is not available to these established traditional and online media. Our media will also cover information about China-related companies, especially small to medium sized ones, which are usually not covered by these established media. However, there is no assurance we can compete with these established or new competitors effectively, and if we fail provide superior services effectively than these competitors, our business will fail and you will lose your entire investment.

Our operations depends upon the timeliness and quality of the services of web hosting service providers.

Our online financial media outlet is dependent on the quality and the timeliness of web hosting services. We currently use the web hosting services of DailyRazor Hosting (www.dailyrazor.com), a division of Vecordia Corporation. The failure to provide high quality and timely services of the provider will have material adverse effects on our business activities and our profitability.

We may face technological difficulties

Our online media outlet services are dependent upon the smooth operation of the software we develop. Shortcomings and bugs in the software may have material adverse effect on our business. Our online media outlet may also be vulnerable to attacks from hackers and computer viruses, which may cause interruption of our business.

We may be sued by reporting companies covered by our online financial media outlet, and investors who rely on information disseminated through our online financial media outlet.

We may have dispute with China related reporting companies about the materials and information we cover and disseminate through our online financial media outlet and thus be sued by these companies. Investors who make investment decisions relying upon information disseminated through our financial media outlet may also sue us for their losses. These legal proceedings might have material negative effect on profitability of our business.

RISKS RELATING TO THE PEOPLE’S REPUBLIC OF CHINA

The Economic Policies of the People’s Republic of Change Could Affect our Business.

Our business is to provide financial information through our online financial media outlet for researching China’s listed companies in the United States and Canada. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in the People’s Republic of China.

While the People’s Republic of China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the People’s Republic of China, but they may also have a negative effect on us.

The economy of the People’s Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in the People’s Republic of China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the People’s Republic of China’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

Capital outflow policies in the People’s Republic of China may hamper our ability to expand our business and/or operations. The People’s Republic of China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our management believes that it is currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, we may not be able to remit income earned and proceeds received in connection with any off-shore operations or from other financial or strategic transactions the Company may consummate in the future.

Fluctuation of the Renminbi could materially affect our financial condition and results of operations.

Fluctuation of the Renminbi, the currency of the People’s Republic of China, could materially affect our financial condition and results of operations. The value of the Renminbi fluctuates and is subject to changes in the People’s Republic of China’s political and economic conditions. Since July 2005, the conversion of Renminbi into foreign currencies, including United States dollars, is pegged against the inter-bank foreign exchange market rates or current exchange rates of a basket of currencies on the world financial markets. As of June 30, 2006, the exchange rate between the Renminbi and the United States dollar was 7.9928 Renminbi to every one United States dollar.

We may have difficulty establishing adequate management, legal and financial controls in The People’s Republic of China.

The People’s Republic of China historically has not adopted a Western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People’s Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction and enforce liability against our officers, directors and assets based in The People’s Republic of China.

Because some of our executive officers and current directors are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States.

Our business may face regulatory difficulties in the People’s Republic of China.

The online media industry in China is subject to regulations of several Ministries and the State Agencies, including China Internet Network Information Center (CNNIC), The Ministry of Public Security of the People’s Republic of China, the Ministry of Information Industry of the People’s Republic of China, and Internet Society of China (ISC). Although we are not required to obtain authorization or approval from these Ministries and State Agencies as a foreign online media, the accessibility of our online media might be blocked in China for political or other unpredictable reasons, which might adversely affect our business activities in China substantially. To comply with the regulations the Company may face a variety of bureaucratic difficulties that may likely add extra financial burden to our company. Bureaucracy and corruption that are often seen in China may also have adverse effects on our operation and financial conditions.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies. As we are a development stage company such fluctuations may negatively affect the market price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the NASD’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 6 to 13, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,050,000 shares of common stock which were issued pursuant to several private placement transactions made by us pursuant to Regulation S promulgated under the Securities Act, 1933, as amended.

The selling stockholders may sell their shares of our common stock at $0.10 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

The offering price of $0.10 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 1,050,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of September 21, 2006, and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with News of China Inc.	Common Shares owned by the Selling Stockholder(2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Dali He	500,000	500,000	0	0
Lu Yang	500,000	500,000	0	0
Artur Berzoi	1,000	1,000	0	0
Beihua Hu	1,000	1,000	0	0
Bo Wu	1,000	1,000	0	0
Chun Wang	1,000	1,000	0	0
Chun Xu	1,000	1,000	0	0
Cuixia Zhu	1,000	1,000	0	0
Dachen Jiang	1,000	1,000	0	0
Dan Liu	1,000	1,000	0	0
Danmei Yu	1,000	1,000	0	0
Donglei Li	1,000	1,000	0	0
Feiyun Chen	1,000	1,000	0	0
Fengyuan Jiang	1,000	1,000	0	0
Frederic Tessier	1,000	1,000	0	0
Guanghui Lu	1,000	1,000	0	0
Guixin Li	1,000	1,000	0	0
Haiping Gao	1,000	1,000	0	0
Hui Ma	1,000	1,000	0	0
Ji Ma	1,000	1,000	0	0
Jia Chen	1,000	1,000	0	0
Jiayuan Zhou	1,000	1,000	0	0
Jibin Meng	1,000	1,000	0	0
Jie Luo	1,000	1,000	0	0
Jie Zhang	1,000	1,000	0	0
Jing He	1,000	1,000	0	0

Jing Wu	1,000	1,000	0	0
Jing Ye	1,000	1,000	0	0
Junzheng Wang	1,000	1,000	0	0
Kai Yu	1,000	1,000	0	0
Li Zhang	1,000	1,000	0	0
Meixiang Sun	1,000	1,000	0	0
Mingfeng Zhao	1,000	1,000	0	0
Pu Theresa Yan	1,000	1,000	0	0
Qing Chen	1,000	1,000	0	0
Qu Wei	1,000	1,000	0	0
Qun Zheng	1,000	1,000	0	0
Shan Lu	1,000	1,000	0	0
Tao Jiang	1,000	1,000	0	0
Tong Wang	1,000	1,000	0	0
Wantao Deng	1,000	1,000	0	0
Weiping Di	1,000	1,000	0	0
Xin Mo	1,000	1,000	0	0
Xu Shang Fang	1,000	1,000	0	0
Yajuan Mu	1,000	1,000	0	0
Yang Li	1,000	1,000	0	0
Yanzong Shao	1,000	1,000	0	0
Yi Yang	1,000	1,000	0	0
Zhaoxia Fan	1,000	1,000	0	0
Zhen Jiang	1,000	1,000	0	0
Zhitian Zhuang	1,000	1,000	0	0
Zhiyong Wu	1,000	1,000	0	0
Total	1,050,000	1,050,000

(1)	Assumes all of the shares of common stock offered are sold. Based on 13,900,000 common shares issued and outstanding on September 21, 2006

(2)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We intend to keep this registration statement effective until either all of the securities offered by the selling stockholders have been sold pursuant to the prospectus, or until all of the securities are eligible for sale pursuant to Rule 144. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the exchange or quotation system;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions; and
(f)	a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this

Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Intercontinental Registrar & Transfer Agency Inc. of Boulder City, Nevada, located at Suite 1, 900 Buchanan Blvd, Boulder City, Nevada 89005, telephone: 702.293.6717.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Chenxi Shi	President and Chief Executive Officer and Director	40	October 2005
Zibing Zhang	Founder, Vice President	36	October 2005
Zhenyu Chen	Vice President	36	May 2006

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

Chenxi Shi, President, Chief Executive Officer and Director

Mr. Shi is one of the founding directors and has served as the Chairman of the Board of the Directors since the founding of our company in October 11, 2005 (Date of Inception). He has over 10 years of work experience in computer technology and business management. Mr. Shi has held various technical and managerial positions from entry level to the corporate senior. Mr. Shi has worked in Northern Jiaotong University, Beijing Jiada Technologies Company, Legend Computer Group Co. (Lenovo) and Investors Group of Canada. Mr. Shi received his Bsc in computer sciences from Northern Jiaotong University and MBA from Peking University.

Mr. Shi provides his services on a full time basis to ourompany. Mr. Shi is also the President and CEO and a director of Royaltech Corp., a Delaware corporation currently registering its securities under the 1933 Securities Act for resale.

Zibing Zhang, Vice President

Mr. Zhang is a founder of our company and has served as Vice President since founding our company in October 11, 2005 (Date of Inception). He has over 12 years of work experience in computer technology, financial services and business management. Mr. Zhang has held various technical and managerial positions from entry level to the corporate senior. Mr. Zhang has worked in Liaoning Chengda Group, Holyworks Corp, ZTE Telecom and Investors Group of Canada. Mr. Zhang received a B.E. degree in industrial engineering management from Dalian University of Technology and an MBA degree from McGill University. Mr. Zhang provides his services on a full time basis to our company.

Zhenyu Chen, Vice President

Mr. Chen joined our company in May 1, 2006 and has served as Vice President since then. He has over 10 years of work experience in computer technology and project management. Mr. Chen has held various technical and managerial positions in Mitsui Group, DTK Computer Co., Ltd, and Nova Technology. Mr. Chen received his B.S. degree in mathematics from Shanghai Fudan University and an MBA degree from HEC Montreal. Mr. Chen provides his services on a full time basis to our company since he joined our company on May 1, 2006.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 21, 2006, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Chenxi Shi President and Chief Executive Officer, Director 1855 Talleyrand #203A Brossard, QC, Canada	10,500,000(2)	75.54%
Zibing Zhang Vice President 3-5557 Cote Des Neiges Montreal, QC, Canada	1,000,000	7.19%
Zhenyu Chen Vice President 3-5557 Cote Des Neiges Montreal, QC, Canada	1,000,000	7.19%
Total Director and Officers	12,500,000	89.92%
(1)	Based on 13,900,000 shares outstanding as of September 21, 2006.

(2)	Of these, 1,000,000 are held directly by Mr. Shi and 9,500,000 are held by Aventech Capital Inc., a company owned by Mr. Shi.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 50,000,000 shares of common stock with a par value of $0.0001. As at September 21, 2006, we had 13,900,000 shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged the firm of RSM Richter LLP in June, 2006 to audit our financial statements for the period from October 11, 2005 (Date of Inception) to June 30, 2006. There has been no change in accountants and no disagreements with RSM Richter LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements of News of China Inc. included in this registration statement have been audited by RSM Richter LLP, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our Company’s ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws and Certificate of Incorporation entitle our directors or executive officers to indemnification to the fullest extent permitted under Section 145 of the Delaware General Corporation Law, as may be amended. Our Bylaws and Certificate of Incorporation also provide that our directors shall not be liable to the Company or our stockholders for monetary damages for breach of duty, except (a) for any breach of duty of loyalty to the company or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which a director derived an improper personal benefit.

The Delaware General Corporation Law allows a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Registrant. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Delaware law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Overview

We are a Delaware Corporation established in October 2005 to establish an online financial media solution for researching China-related stocks listed on the United States or Canada stock markets.

Services Overview

Our service is to provide financial information through our online financial media outlet to North America financial institutions. In our online financial media outlet, we plan to provide financial news and commentary, online video broadcasting, and other information for researching China-related stocks listed on the United States and Canada stock markets. “China-related stocks” refer to the stocks issued by companies whose main operations are located in China. We anticipate that the principal audience of this online financial media outlet will be managers and professionals working in North American financial institutions such as mutual funds, pension funds, hedge funds, and insurance companies. We are still in the development stage and we have not entered into any agreements to sell our products and services to any customers and have not yet generated any revenue. To date, we have found over 330 China-related stocks, which are mainly listed on NYSE, AMEX, NASDAQ, OTCBB, Pink Sheets, TSX and TSX Venture stock markets. Due to the inefficiency of China’s capital market, more and more Chinese companies are seeking ways to go public in the United States and Canada to raise capital needed to cope with China’s fast growing economy. Stock exchanges in the United States and Canada have also expressed their interests in attracting more Chinese companies.

The economy of China is the one of the fastest growing economies in the world. China-related stocks represent some of the best investments in the market today. The irony is, due to information asymmetry between China and North America, many of these listed companies, especially smaller companies, either stay unknown to investors and financial institutions, or are often featured with high speculation. Their stock price is either largely undervalued or suffers high degree of fluctuation, which keep investors and investment institutions away from their stocks. Consequently, these companies are hard to get refinancing from the capital market; their original intention to raise needed capital for their business development is compromised. On the other hand, while these China-related stocks are often ignored by pension fund, mutual fund and other portfolio managers in North America, these same fund managers are often desperate for investment ideas that will strengthen their portfolios for which they hold fiduciary responsibility. Our financial media outlet will provide these institutions with timely information about these China-related stocks, and bridge the information gap and needs between these China-related listed companies and North America investment institutions.

We have developed preliminarily the necessary software of this online media outlet. We have registered the domain name, newsofchina.com, and acquired web hosting capacity through an online web hosting service provider, DailyRazor Hosting, a division of Vecordia Corporation. Our business revenue will be mainly from advertising fees and sponsor fees from China-related listed companies. However, none of these means of revenue generation has been tested. We have very limited industry experiences and there is no assurance our business will be able to attract substantial customers and to generate meaningful revenue from any of these means of revenue generation.

Customers

We anticipate that our principal customers will be China-related companies listed in the United States or Canada. To date, we have found over 330 such China-related companies, which are mainly listed on NYSE, AMEX, NASDAQ, OTCBB, Pink Sheets, TSX and TSX Venture stock markets. Due to the inefficiency of China’s capital market, more and more Chinese companies are seeking ways to go public in the United States and Canada to raise capital needed to cope with China’s fast growing economy. Hence, our customer base is expected to grow fast in the future. Our revenue will be mainly from advertising fees and sponsor fees from these China-related companies. None of these means of revenue generation has been tested. There is no assurance our business will be able to attract substantial number of customers and generate meaningful revenue.

Marketing

We plan to market our online media service through online advertisements, traditional advertisements and public relations. We plan to attract advertising customers through our local contacts, public relations, sales call and so on.

Promote Our Media with Online Advertisement

Online advertising is a superior promoting tool due to the nature of our products and services. There are various online advertising approaches such as search engine ranking, payment by clicking, payment by page views, banners, logos, link exchange and so on. We will also design artistic and inspiring banners and pictures for the products and services that will be distributed online freely. We plan to figure out the most cost effective way of online advertising and imprint our products and services deeply on the investment community.

Promote Our Media with Traditional Advertisement

The traditional advertising strategy will be based on placing brochure of our media service in areas such as banks, investment companies that are likely to be seen by the target segment and be designed for maximum impact. Other traditional advertising will be used with discretion because these advertising can be very costly.

Public Relations

We believe our management has the specialty and local contacts to generate good public relations. A public relations specialist will be appointed to build and maintain positive relationships with the general public. The specialist will handle media, community, consumer, industry, and governmental relations; political campaigns; interest-group representation; conflict mediation and other functions. Public relations can very well boost the reputation of our company and lower the cost of promotion.

Attracting Advertising Customers

We believe that our management team has extensive local connections with China-related publicly reporting companies and we expect to contact these companies through our local connections. We also plan to reach these companies through sales calls, email and direct mail.

Web Hosting Services Provider

Our online financial media website is dependent on a web hosting service provider to provide the website hosting capacity. We currently use the web hosting services of DailyRazor Hosting (www.dailyrazor.com), a division of Vecordia Corporation.

Research and Development

We have developed preliminarily the necessary software for our online financial media. Our management team has the professional knowledge and specialty skill to develop additional software and will develop the needed software all by ourselves. None of the management team members will receive extra compensation from the development of the software.

Competition

The market that we are entering is intensely competitive. We will face competition from numerous sources, including, large established traditional and online media who have superior resources and industry experiences. Our potential competitors may succeed in developing services that are more effective or less costly (or both) than our services. Some of our potential competitors may be large, well-financed and established companies that have greater resources and, therefore, may be better able than us to compete for a share of the market.

Our business is to provide a financial online media solution for researching China-related stocks to North America financial institutions. To our best knowledge, there is no established online media focused in our selected market niche yet. However, we have to compete with a large number of traditional media providing similar or even superior services such as The Wall Street Journal, Times, Financial Times. Competition also comes from various financial online media such as finance.yahoo.com, Reuters.com, wallst.net etc. These traditional and online financial media have superior financial resources, industry experiences, market penetration and marketing capacity. Potential new entrants can copy our business model and compete with us in our selected market niche as well. Our competitive edge relies upon providing a one place financial media solution for researching China-related stocks in this selected market niche. Our Chinese cultural and language literacy and local connections in China enable us to provide information that is not available to these established traditional and online media. Our media will also cover information about China-related companies, especially small to medium sized ones, which are usually not covered by these established media. The literacy and working experience in financial services industry and education background in North America give us certain advantages over competitors and new entrants from China. However, there is no assurance we can compete with those established or new competitors effectively, and if we fail provide superior services effectively than these competitors, our business will fail and you will lose your entire investment.

We expect additional competition to come from the increasing number of new market entrants who can develop potentially competitive services. We will face competition from numerous sources, including large state owned companies and other entities with the technical capabilities and expertise, which would encourage them to develop and commercialize competitive products. Some of our competitors have certain advantages including, substantially greater financial, technical and marketing resources, greater name recognition, and more established relationships in China. Our competitors may be able to utilize these advantages to expand their product offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other financing.

Employees

As of September 21, 2006, Our President and Chief Executive Officer, Chenxi Chen, and our Vice Presidents, Zibing Zhang and Zhenyu Chen are our only full time employees. Our officers and director handle all of the responsibilities in the area of corporate administration, business development and research.

We expect that we will add 2 to 3 administrative employees within the next 3 to 6 months due to the increase of responsibilities after the SEC filing, which will cause an increase in the amount of money spent on salaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” beginning on page 6 of this registration statement.

Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Plan of Operation

From the date of our incorporation on October 11, 2005 to June 30, 2006, we have been a start up company and have not generated any revenues. We anticipate that we may generate revenue from operations by the end of June 2007.

With the filing of this registration statement we are taking the initial steps in “going public” and accessing the public markets. We are doing this both from an investor relations standpoint, so that our shareholders may have some liquidity in their investment in the event that a public market develops for our securities; and from a desire to make our Company more readily able to attract future financing. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We intend to begin to contact potential market makers following the effectiveness of this registration statement. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. As noted herein, we will require further financing to fund the expansion of our business and by being a public company we will be a more attractive investment for a wider range of potential investors.

On a going-forward basis, we anticipate that our annual legal and accounting/audit expenses as a result of becoming a publicly reporting company will be approximately $20,000 annually, which will primarily consist of the costs associated with our continuous disclosure and financial reporting obligations.

We finished our online financial media outlet software development by the end of August, 2006, and our media outlet is currently online at www.newsofchina.com. In our management’s opinion, we plan to achieve the following milestones in the next 12 months to fully implement our business operaitons:

•	Build a basic team of 1-2 editors and at least 10 free-lance reporters.
•	Secure $2-2.5 million additional financing
•	Build a team of around 10 members including editors, reporters, and marketing and IT support persons.
•	Generate revenue from operations

We plan to build a team of 1-2 editors and at least 10 free-lance reporters in September 2006 and begin daily operations of news report, multimedia report and information services. The team will also begin to promote our media services to the investment community and maintain connections with China-related publicly reporting companies.

In addition, we wish to secure $2-2.5 million in additional financing. If this additional financing is available, we will build a team of around 10 members including editors, reporters, and marketing and IT support persons by March 2007. This expansion should be able to establish a reputation for researching China-related stocks in the financial media industry.

Results of Operations

Since October 11, 2005 (Date of Inception) to June 30, 2006, we had not generated any revenue. We incurred a loss of $10,414 for the period from October 11, 2005 (Date of Inception) to June 30, 2006. The loss was primarily as a result of general and administration expenses for the period from October 11, 2005 (Date of Inception) to June 30, 2006. As of June 30, 2006, we had working capital of $103,357.

Liquidity and Capital Resources

As at June 30, 2006 we had $103,357 of cash on hand. As at June 30, 2006, our total current assets were $103,357 which consisted of only cash. However, as we begin to generate revenues and cash flow from operations, we look forward to relying less on the sale of stock and advances from related parties in order to finance our operations.

As at June 30, 2006, our total current liabilities are $7,486, which results from professional fees due to our auditor a and a liability due to Mr. Chenxi, Shi, the president and director of our company.

Our revenues and expenses are denominated in US dollars. We do not engage in currency hedging. Inflation has not had a material impact on our business.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Cash Requirements

Presently, we have no revenues, and do not have sufficient funds to meet our operating and capital expenses. Management projects that we will require additional funding to maintain and expand our current operations.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon the development and marketing of our online media services and successful and sufficient market acceptance of new online media services, obtaining further financing, and finally, maintaining a break even or profitable level of operations.

We have incurred operating losses since inception, and this is likely to continue for the foreseeable future. Management projects that we may require $2,000,000 to $2,500,000 to fund our ongoing operating expenditures and working capital requirements for the twelve month period ending June 30, 2007, broken down as follows:

Estimated Funding Required During the Twelve Month Period Ending June 30, 2007
Operating expenditures
Equipment for Media and News Reports	$200,000 - $250,000
Marketing	$500,000- $625,000
Compensation of Reporters and Independent Editors	$400,000- $500,000
General and Administrative	$400,000- $500,000
Research and Development	$300,000- $375,000
Working capital	$200,000- $250,000
Total	$2,000,000 - $2,500,000

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the financial statements for the period from October 11, 2005 (Date of Inception) to June 30, 2006, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our services, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds as may be required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements, which we anticipate will consist of further private placements of equity securities, advances from related parties or shareholder loans. We plan to rely on loans from management to meet our short term cash requirements. We have not entered into any definitive agreements with any shareholders or related parties for the provision of loans or advances. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, or generate significant material revenues from operations, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

Future Operations

Our primary objectives in the twelve-month period ending June 30, 2007 will be to further develop, expand and marketing of our online financial media services for researching China-related stocks listed in the United States and Canada stock markets.

Purchase or Sale of Equipment

We anticipate that we will expend $200,000 to $250,000 in equipments for media and news reports for the twelve month period ending June 30, 2007.

Going Concern

Due to our being a development stage company and not having generated revenues, in their report on our financial statements for the period from incorporation on October 11, 2005 to June 30, 2006, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure.

We have incurred losses of $10,414 from our inception on October 11, 2005 through June 30, 2006. We will require additional working capital to develop our business operations. We intend to raise additional working capital through private placements, public offerings, bank financing and/or advances from related parties or shareholder loans.

The continuation of our business is dependent upon obtaining further financing and achieving a break even or profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current or future stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. If adequate working capital is not available we may not increase our operations.

These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

DESCRIPTION OF PROPERTY

Our executive and head offices are located at 1855 Talleyrand, Suite 203A, Brossard, Quebec, Canada. The offices are provided to us at no charge by Mr. Chenxi Shi. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued FAS 153-"Exchanges of Nonmonetary Assets". The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair vale of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception of exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this pronouncement did not have any impart on the Company's financial position or statement of operations.

In May 2005, the FASB issued FAS 154-"Accounting for Certain Marketable Securities". This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provision, those provisions should be followed. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement did not have any impact on the Company's financial position or statement of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS No. 155"), which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets", among other matters, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006, except earlier adoption is allowed in certain circumstances. The adoption of this pronouncement is not expected to have any impact on the Company's financial position or statement of operations.

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109," ("FIN 48") which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not for being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 shall be effective as of January 1, 2007. The adoption of this pronouncement is not expected to have any impact on the Company's financial position or statement of operations.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our financial statements.

Going Concern

The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

Stock-Based Compensation

We record stock-based compensation in accordance with SFAS No. 123R, “Stock-Based Payment”. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued. We do not currently have a stock option plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, 5% beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company’s common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

(1)           1% of the number of shares of the subject company’s common stock then outstanding which, in our case, will equal approximately 139,000 shares as of the date of this prospectus; or

(2)           the average weekly trading volume of the subject company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

Under Rule 144(k), a person who is not one of the subject company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold all of the 12,850,000 shares that may be sold pursuant to Rule 144 after October 1, 2006. Accordingly, Rule 144 applies to the 12,850,000 shares except for subparagraph (k) of Rule 144 which does not apply to affiliate shares as described in the preceding paragraph. All shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company, sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

We are registering 1,050,000 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. The affiliates of our company, Aventech Capital Inc, a company owned and operated by Chenxi, Shi, owns 9,500,000 shares and Chenxi Shi, our President, CEO and director, owns directly 1,000,000 shares and Zibing Zhang, our Vice-President and co-founder owns 1,000,000 shares, Zhenyu Chen, our Vice-President owns 1,000,000 shares. There are currently 59 holders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company on October 11, 2005. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

Management Compensation

No executive officer of our company received an annual salary and bonus during the period from inception on October 11, 2005 to June 30, 2006.

Stock Options and Stock Appreciation Rights

From the date of inception October 11, 2005 to June 30, 2006, we did not grant any stock options or stock appreciation rights to any of our directors or officers.

Compensation of Directors

We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay any other director’s fees or other cash compensation for services rendered as a director for the period from the date of inception October 11, 2005 to June 30, 2006.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Other than as set out below, we have not entered into any employment agreement or consulting agreement with our directors and executive officers.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by News of China Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to News of China Inc. are filed as part of this registration statement:

Audited Financial Statements

Report of Independent Registered Public Accounting Firm

Balance Sheets as at June 30, 2006

Statements of Operations for the period from October 11, 2005 (Date of Inception) to June 30, 2006

Statements of Cash Flows for the period from October 11, 2005 (Date of Inception) to June 30, 2006

Statement of Stockholders’ Equity for the period from October 11, 2005 (Date of Inception) to June 30, 2006

Notes to the Financial Statements

News of China Inc.

A Company in the Development Stage

Financial Statements

June 30, 2006

(Expressed in U.S. Funds)

News of China Inc.

A Company in the Development Stage

Financial Statements

June 30, 2006

(Expressed in U.S. Funds)

Contents

Report of Independent Registered Public Accounting Firm	F1
Balance Sheet	F2
Statement of Shareholders' Deficiency	F3
Statement of Operations	F4
Statement of Cash Flows	F5
Notes to Financial Statements	F6-F10

RSM Richter S.E.N.C.R.L.

Comptables agréés

Chartered Accountants

2, Place Alexis Nihon

Montréal (Québec) H3Z 3C2

Téléphone / Telephone : (514) 934-3400

Télécopieur / Facsimile : (514) 934-3408

www.rsmrichter.com

Report of Independent Registered

Public Accounting Firm

To the Shareholders and Board of Directors of

News of China Inc

A Company in the Development Stage

We have audited the accompanying balance sheet of News of China Inc. (a company in the development stage) as at June 30, 2006 and the statement of operations, shareholders' deficit and cash flows for the period from inception October 11, 2005) to June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2006 and the results of its operations for the period from inception (October 11, 2005) to June 30, 2006 in accordance with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in note 2 to the financial statements, the Company has never generated any revenue and this raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chartered Accountants

Montreal, Quebec

August 1, 2006

News of China Inc.

A Company in the development Stage

Balance Sheets

As at June 30, 2006

(Expressed in U.S. Funds)

Assets

Current

Cash	103,357

Liabilities

Current
Accrued liabilities	6,720

Loan payable, shareholder (note 4)	766
7,486

Stockholders’ Deficiency

Capital Stock (note 5)	1,390

Additional paid in capital	104,895

Deficit During the Development Stage	(10,414)

95,871

$ 103,357

See accompanying notes

Approved on Behalf of the Board:

_______________________________

Chenxi Shi, Director

News of China Inc.

A Company in the development Stage

Statement of Shareholders' Deficiency

From Inception (October 11, 2005) to June 30, 2006

(Expressed in U.S. Funds)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit During the Development Stage	Total Shareholder Equity (Deficiency)

	Shares	Amount
	#	$	$	$	$

Balance – October 11, 2005 (Date of Inception)	–	–	–	–	–

Issue of common shares	13,900,000	1,390	–	–	1,390

Additional paid in capital			104,895	–	104,895

Net loss from inception (October 11, 2005) to June 30, 2006	–	–	–	(10,414)	(10,414)

Balance – June 30, 2006	13,900,000	1,390	104,895	(10,414)	95,871

See accompanying notes

News of China Inc.

A Company in the development Stage

Statement of Operations

From Inception (October 11, 2005) to June 30, 2006

(Expressed in U.S. Funds)

Revenue	$ NIL

Expenses

General and administrative	5,498

Professional fees	6,720

Foreign Exchange	(1,804)
10,414

Net Loss	$ (10,414)

See accompanying notes

News of China Inc.

A Company in the development Stage

Statement of Cash Flows

From Inception (October 11, 2005) to June 30, 2006

(Expressed in U.S. Funds)

Funds Provided (Used) -
Operating Activities

Net loss	$ (10,414)

Increase in accrued liabilities	6,720

(3,694)

Financing Activities

Loan payable, shareholder	766

Capital stock issuance	106,285
107,751

Cash – End of Period	$ 103,357

See accompanying notes

News of China Inc.

A Company in the Development Stage

Notes to Financial Statements

From Inception (October 11, 2005) to June 30, 2006

(Expressed in U.S. Funds)

1. Organization and Basis of Presentation

The Company was incorporated in the State of Delaware on October 11, 2005 and is based in Montreal, Quebec, Canada. Its principle business is the development of a financial website focused on researching companies whose main operations are in China and are listed on American and Canadian stock exchanges.

The Company is a development stage enterprise as defined by Financial Accounting Standards Board (FASB)

Statements of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises". The Company's main activities to date have been developing a market for its services. Because the

Company is in the development stage, the accompanying financial statements should not be regarded as typical for normal operating periods.

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States. This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

The financial statements are expressed in U.S. funds.

2. Going Concern

The Company has not generated any revenue and has never paid any dividends. The Company is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage are dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to generate sustainable significant revenue. There is no guarantee that the Company will be able to raise any equity financing or generate profitable operations. As at June 30, 2006, the Company has accumulated losses of $10,414 since inception. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. Should the Company be unable to continue as going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

News of China Inc.

A Company in the Development Stage

Notes to Financial Statements

From Inception (October 11, 2005) to June 30, 2006

(Expressed in U.S. Funds)

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates based on currently available information and management's judgment as to the outcome of future conditions and circumstances.

Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Financial Instruments

The Company estimates the fair value of its financial instruments based on current interest rates, market value and pricing of financial instruments with comparable terms. Unless otherwise indicated, the carrying value of these financial instruments approximates their fair market value. It is not practical to determine the fair value of the amounts due to related parties due to their related party nature and the absence of a market for such instruments.

Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Accounts in foreign currency have been translated into the United States dollar as follows:

Monetary balance sheet items - at exchange rates in effect at the balance sheet date;

Non-monetary item - at exchange rates in effect on the dates of the transactions;

Revenue and expenses - at average exchange rates prevailing during the period.

Gains and losses arising from foreign currency translation are included in income.

News of China Inc.

A Company in the Development Stage

Notes to Financial Statements

From Inception (October 11, 2005) to June 30, 2006

(Expressed in U.S. Funds)

3. Summary of Significant Accounting Policies

Newly Issued Accounting Pronouncements

In December 2004, the FASB issued FAS 153-"Exchanges of Nonmonetary Assets". The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair vale of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception of exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement shall be effective nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this pronouncement did not have any impart on the Company's financial position or statement of operations.

In May 2005, the FASB issued FAS 154-"Accounting for Certain Marketable Securities". This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provision, those provisions should be followed. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, the adoption of this pronouncement did not have any impact on the Company's financial position or statement of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS No. 155"), which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets", among other matters, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006, except earlier adoption is allowed in certain circumstances. The adoption of this pronouncement is not expected to have any impact on the Company's financial position or statement of operations.

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109," ("FIN 48") which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not for being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 shall be effective as of January 1, 2007. The adoption of this pronouncement is not expected to have any impact on the Company’s financial position or statement of operations.

4. Loan Payable, Shareholder

The loan payable, shareholder is non-interest bearing and is expected to be repaid prior to July 1, 2007.

News of China Inc.

A Company in the Development Stage

Notes to Financial Statements

From Inception (October 11, 2005) to June 30, 2006

(Expressed in U.S. Funds)

5. Capital Stock

Authorized 50,000,000 shares at par value of $0.0001 per share -
Issued -
13,900,000 common shares	$ 1,390

From October 11, 2005 (date of inception) to January 31, 2006, the Company issued 12,850,000 common shares for cash consideration, in aggregate, of $1,285.

From March 1, 2006 to June 30, 2006, the Company issued 1,050,000 common shares for cash consideration, in aggregate, of $105,000, of which $104,895 was allocated as additional paid-in capital.

6. Income Taxes

As at June 30, 2006, there were Canadian and provincial income tax losses of approximately $10,414, relating to the current year's operations, that may be applied against earnings of future years, not later than 2016. A valuation allowance of $3,645 has been applied against the deferred tax assets balance.

7. Related Party Transactions

Included in general and administrative are approximately $4,500 paid to two shareholder officers for technical support services rendered for the Company. The related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.